Exhibit 10.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

RECYCLABLE MATERIAL MASTER PURCHASE AGREEMENT

International Paper Company, a New York corporation, with an office and principal place of business at 6400 Poplar Avenue, Memphis, Tennessee 38197 (“International Paper” or “Buyer”) agrees to buy, and the person, firm, or corporation listed below (“Seller”) agrees to sell certain recyclable materials (“Goods”) on the terms and conditions described in this Recyclable Material Master Purchase Agreement (“Agreement”).

This Agreement consists of:

•	The attached addenda (“Addenda”)
•	Addendum A: Statement of Work (“SOW”)
•	Addendum B: Standard Terms and Conditions

•	Any additional applicable SOWs executed by the parties

•	Any applicable NDA between the parties

Contact Information for Notices:

Seller	Buyer
NAME: Sylvamo North America, LLC Attn: General Counsel 6400 Poplar Ave Tower 1, 9th Floor Memphis, TN 38197	International Paper Company Attention: Vice President and General Manager, Recycling and Recovered Fiber 6400 Poplar Avenue Memphis, Tennessee 38197

With a copy to:	With a copy to:

NAME: __________________________ ADDRESS: ______________________ PHONE: _________________________ EMAIL: __________________________	International Paper Company Attention: Senior Counsel, Recycling 6400 Poplar Avenue Memphis, Tennessee 38197

Each party may update its contacts above by notice to the other. Routine business and technical correspondence must be in English, and may be in electronic form. The parties will give all legal notices under this Agreement in writing, in non-electronic form, and in English.

Duly authorized representatives of the parties execute this Agreement to be effective as of 9/1/2021.

SELLER: SYLVAMO NORTH AMERICA, LLC	BUYER: INTERNATIONAL PAPER COMPANY

By: /s/ Patrick Wilczynski	By: /s/ Charles Hairston
Print Name: Patrick Wilczynski	Print Name: Charles Hairston
Title: SVP, Operational Excellence	Title: VP Recycling and Recovery Fiber

ADDENDUM A: STATEMENT OF WORK (“SOW”)

This Statement of Work (“SOW”), between the International Paper Company (“International Paper” or “Buyer”) and Sylvamo North America, LLC (“Seller”) is entered into and made a part of the Recyclable Material Master Purchase Agreement (the “Agreement”) between International Paper and Seller, dated 9/1/2021. Any capitalized term not defined in this SOW has the meaning attributed to it in the Agreement. To the extent that any terms of this SOW conflict with any of the terms of the Agreement, the terms of the SOW explicitly supersede the terms in the Agreement. The parties may negotiate and execute additional SOWs as agreed.

CONTRACT ELEMENT		SPECIFICS

1.	Start and End Dates	[***] until [***] (the “Initial Term”).

2.	Renewal	After the Initial Term, this SOW shall automatically renew for a successive one (1) year term (a “Renewal Term”) unless either party gives written notice of termination to the other party at least sixty (60) days prior to the expiration of the Initial Term or Renewal Term (the Initial Term and Renewal Term referred to herein as the “Term”).

3.	Seller’s Designated Location(s), Grade(s), and Volume	Seller’s Designated Location(s), Grade(s), and Estimated Volume for each ton of Goods sold and purchased under this SOW shall be as described in Exhibit 1. [***]

4.	Purchase Pricing Formula

The Purchase Pricing Formula for each ton of Goods sold and purchased under this SOW shall be as described in Exhibit 1 and shall be adjusted monthly based on either:

PPI Pulp & Paper Week Recovered Paper Price Watch (“PPI”). If PPI changes pricing policy, ceases to publish, or no longer reasonably reflects the Goods’ value, then the Parties shall attempt in good faith to agree on a mutually acceptable alternative; or

The Fair Market Value (“FMV”) of the Goods as determined and quoted by Buyer from time to time and confirmed by Seller either in writing or by delivery of Goods to Buyer after receiving such quotation.

Prior to the end of each year of the Term, Buyer agrees to compare prices of each Grade as set forth in Exhibit 1 (“Sylvamo Prices”) to the average prices Buyer is paying to other suppliers for the same Goods (“Third Party Pricing). If Sylvamo Prices are inconsistent with Third Party Prices (either higher or lower), Sylvamo Prices will be adjusted in line with Third Party Prices and Exhibit 1 wil be revised accordingly to be effective for the following year.

5.	Shipping	Shipping costs are included in the Purchase Pricing Formula described above, unless otherwise indicated. Shipping shall be as described in Exhibit 1.

6.	Payment Terms	Net thirty (30) days from the date of invoice.

7.	Minimum Weight	From Sumter: [***] From Eastover: [***]

8.	Safe Loading Pattern	Seller will ship all baled Goods (if any) in accordance with the Safe Loading Pattern Requirements attached hereto and incorporated herein as Exhibit 2.

9.	Termination	This SOW is subject to termination at any time during the Term with no less than thirty (30) days prior written notice to the other party in the event that (i) Buyer no longer offers the services contemplated herein or (ii) Seller no longer possesses the Goods (as defined below).

10.	Container Placement	Exhibit 4 is not applicable and is intentionally not attached.

CONTRACT ELEMENT		SPECIFICS

11.	Trailer Placement	The Parties shall execute the Trailer Placement Addendum attached hereto and incorporated herein as Exhibit 5. Seller’s use of the Trailers shall be subject to the terms and conditions of the Trailer Placement Addendum.

12.	Equipment Placement	Exhibit 6 is not applicable and is intentionally not attached.

13.	Document Destruction	Exhibit 7 is not applicable and is intentionally not attached.

14.	Storage	Exhibit 8 is not applicable and is intentionally not attached.

15.	Transload	Exhibit 9 is not applicable and is intentionally not attached.

16.	Fees	Seller shall be assessed monthly fee(s) (“Fee(s)”), as described below:

☒ Trash Disposal $[***] per ton (Eastover and Sumter)

☒ Handling $[***] per pickup (Eastover) $[***] per pickup (Sumter)

The parties agree the Fee(s) shall be deducted from any amounts due to Seller under the terms of the SOW. The parties agree to review the Fees annually and adjust either up or down on changes in (i) inflation as demonstrated by the Consumer Price Index or (ii) changes in costs to Buyer. INTERNATIONAL PAPER IS PROVIDING NO WARRANTY WITH REGARD TO ITEMS OR PERFORMANCE LISTED IN THIS SECTION.

SELLER: SYLVAMO NORTH AMERICA, LLC	BUYER: INTERNATIONAL PAPER COMPANY

By: /s/ Patrick Wilczynski	By: /s/ Charles Hairston
Print Name: Patrick Wilczynski	Print Name: Charles Hairston
Title: SVP, Operational Excellence	Title: VP Recycling and Recovery Fiber

EXHIBIT 1: SELLER’S DESIGNATED LOCATION, GRADES, VOLUME, SHIPPING, PURCHASE PRICING FORMULA

[***]

ADDENDUM B: STANDARD TERMS AND CONDITIONS (RMMPA)

1. APPLICABILITY. These terms and conditions of sale (“Terms”) are the only Terms that govern the purchase of the defined Goods by Buyer from Seller. Unless otherwise provided for in a written agreement executed by Buyer and Seller, these Terms, including any accompanying confirmation or purchase order (collectively, this “Agreement”) comprise the entire Agreement between the parties, and supersede all prior or contemporaneous understandings, agreements, negotiations, representations and warranties, and communications, both written and oral. These Terms prevail over any of Seller’s general terms and conditions of sale regardless whether or when Seller has submitted its invoice or such terms. Payment of Seller’s invoice does not constitute acceptance of any of Seller’s terms and conditions and does not serve to modify or amend these Terms.

2. SCOPE. The terms of this Agreement apply only to the purchase or sale of Goods or Services between Seller and International Paper’s Recycling Business Unit. The terms of this Agreement do not apply to any other purchase or sale of Goods or Services between Seller and any other International Paper business unit.

3. CURRENCY; TERMS OF PAYMENT. All purchase prices are expressed in US Dollars (”US Dollar Purchase Price”). Buyer may pay all amounts due under this Agreement, including the purchase price and indemnification or other amounts owed under this Agreement, in US Dollars. Unless otherwise agreed, Buyer shall pay for Goods on or before the last day of the calendar month after the month in which they were received. Any fees and amounts owed by Seller to Buyer may be offset by Buyer.

4. TITLE; RISK OF LOSS. Title and risk of loss shall pass from Seller to Buyer upon: (a) departure from Seller’s Designated Location if Buyer designates the carrier or picks up the Goods or (b) delivery to Buyer’s designated location if Seller designates or provides the carrier. Under no circumstances shall title to Hazardous Materials or Restricted Materials (as defined in the Agreement)

pass from Seller to Buyer and such title shall always remain with Seller.

5. INSURANCE. Seller, or Seller’s respective subcontractors, affiliates, agents, and assigns delivering to an International Paper facility shall, prior to commencing operations hereunder:

(a) Maintain at its own cost adequate insurance coverage, purchased on a primary and non-contributory basis, from an insurer with at minimum an A.M. Best’s Credit Rating of A-, VII or equivalent covering its business interests, property and employees and its obligations hereunder. Seller shall maintain, at minimum, the following types and amounts of coverage on policies on an “occurrence” basis: (i) Worker’s Compensation Insurance (or qualification as a self-insurer) covering its employees, owner(s), partners and/or executive officers in amounts (1) as required by state law where Seller’s operations are performed, or (2) if no amount is required by state law, in amounts reasonably acceptable to Buyer. The insurance required under this section shall bear an endorsement evidencing a waiver of the right of subrogation against Buyer and an assignment of statutory lien, if applicable; (ii) Commercial General Liability Insurance covering bodily injury, personal injury, and property damage, including products/completed operations liability and contractual liability coverage, with per occurrence limits of not less than $1,000,000 and an aggregate limit of not less than $1,000,000; (iii) Employer’s Liability Insurance coverage with limits not less than $500,000 each accident, $500,000 disease – policy limit and $500,000 disease – each employee; and if operating commercial vehicles, (iv) Commercial Automobile Liability Insurance with a limit of not less than $1,000,000 and an aggregate limit of not less than $1,000,000 on any owned, non-owned, or hired vehicle. If Seller does not own, operate or use its own trucking or hauling services in the performance of its obligations under this Agreement, but uses contracted services for the delivery of Goods to Buyer, then Seller shall also maintain Truck Broker Liability coverage or similar type of coverage of not less than $1,000,000.

(b) Agree to name Buyer as an “Additional Insured” for full limits of insurance coverage, including but not limited to any excess coverage purchased and obtain a waiver of subrogation in Buyer’s favor on its Commercial General Liability, Commercial Automobile Liability or Truck Broker Liability policies. Seller will provide Buyer with copies of policy endorsements evidencing Additional Insured requirements and waivers of subrogation thereunder from each insurer. If Seller uses external carriers or subcontractors to perform such delivery services on behalf of Seller, then Seller shall require that all such carriers or subcontractors obtain and maintain adequate insurance coverage with at minimum coverage types and limits as set forth in this Section 5, including Workers Compensation Insurance. Seller shall obtain from such carriers and subcontractors evidence of such insurance coverage and make the same available for Buyer’s review upon request.

(c) Provide to Buyer a certificate of insurance, bearing applicable endorsements evidencing that Seller is maintaining the coverage provided in this Section. If Seller receives notice from its insurance company of any cancellation or any material change of such insurance policies required hereunder, Seller shall promptly provide Buyer with a copy of any such notice.

6. WARRANTY. Seller warrants to Buyer that, at the time title passes to Buyer: (i) the Goods conform to the specifications described in the most recently published ISRI Scrap Specifications Circular or required by the receiving mill, if applicable, and communicated in writing to Seller by Buyer, (ii) Buyer has marketable title to the Goods free of all lawful liens and encumbrances, and (iii) the Goods shall be free of all Hazardous Materials and Restricted Materials, where “Hazardous Materials” is defined as any toxic, hazardous, dangerous, or restricted substance or waste, including medical waste, petroleum, any byproducts or fractions thereof, polychlorinated biphenyls (PCBs), urea formaldehyde foam insulation, asbestos, radioactive substances, poly-aromatic hydrocarbons, pesticides, and any other substances regulated by, and identified as “hazardous” by, federal, state, local or municipal laws, regulations, rules, and codes, and any judicial or administrative interpretation thereof, on the basis of their actual or potential adverse effect on human health and/or the environment and “Restricted Materials” is defined as any material containing readable information whose public disclosure is restricted or prohibited by law or regulation, including, without limitation, information regulated under the Health Insurance Portability and Accountability Act (HIPAA), Fair and Accurate Credit Transactions Act (FACTA), Gramm-Leach-Bliley Act, Social Security numbers, bank account or credit card numbers, medical or personnel records, confidential or classified information.

7. INSPECTION; NON-CONFORMING GOODS; LIABILITY. Buyer shall have the right to inspect, accept or reject the Goods at any time for conformance with applicable specifications. Buyer shall give Seller notice of any non-conforming Goods within thirty (30) days of discovery of defect. If Seller does not object in writing to Buyer’s determination of non-conformity within two (2) days, Seller shall: (1) properly handle, remove and dispose of any and all non-conforming Goods identified by Buyer, unless Buyer has already done so in order to avoid additional cost, contamination or liability, and (2) refund the portion of the price paid with respect to such non-conforming Goods and pay all costs associated with the handling, removal, storage, disposal, inspection, testing and clean up of such non-conforming Goods or, at Buyer’s option, Buyer may credit or offset such amounts against payments to Seller. If no rejection has been made within such 30-day period, Buyer shall be deemed to have finally and unconditionally accepted the Goods, except with respect to Hazardous and Restricted Materials, in which case no time limitation shall apply.

8. MINIMUM LOAD WEIGHT; CHARGE BACK. Seller agrees to provide minimum truckload weight as designated by Buyer (“Minimum

Weight”). Truckload weight shall be defined as the total net weight of the Goods based on Buyer’s scale (“Load Weight”). If the Load Weight is less than the required Minimum Weight, Buyer may charge back Seller the freight costs associated with the difference between the Load Weight and the Minimum Weight.

9. EXCUSE OF PERFORMANCE. No liability shall result from delay in performance caused by circumstances beyond the control of the party affected, including but not limited to, act of God, fire, flood, war, government action, accident, labor trouble or shortage, inability to obtain material, equipment or transportation.

10. TERMINATION. Either party may terminate this Agreement if the other party fails to cure any default in the performance of any covenant or obligation under this Agreement within thirty (30) days after written notice. This Agreement will terminate immediately and automatically if either party files a voluntary petition in bankruptcy, or enters into an arrangement with its creditors, or applies for consents to the appointment, or suffers or permits the entry of an order adjudicating it to be bankrupt or insolvent.

11. PROPERTY DAMAGE. Seller shall be responsible for any damage to Buyer’s property to the extent caused by any negligent act, negligent omission, or willful misconduct of Seller or Seller’s respective parent company, affiliates, agents, employees, officers, directors, successors, and assigns Any damage shall be reported to International Paper immediately. Seller will pay Buyer the full current repair or replacement cost of such property within thirty (30) days after its loss or damage.

12. INDEMNIFICATION. Seller and Buyer (“Indemnitor”) each agrees to indemnify and hold the other and its respective parent company, affiliates, agents, employees, officers, directors, successors, and assigns (“Indemnitee”) harmless, against any and all third-party claims, damages, fines, penalties, costs, liabilities or losses (including sums paid in settlement of claims, reasonable attorneys’ fees, consultant fees, expert fees and costs) (“Claim”) arising out of Indemnitor’s negligence or other tort, including that of its officers, employees, contractors, agents and subcontractors, except that no right of indemnity shall exist in that portion of such Claim resulting from the fault of Indemnitee, its officers, employees, contractors, agents and subcontractors, or if the Indemnitor has relied on the express written approval, acceptance or instructions of Indemnitee with respect to the act or omission giving rise to the Claim. Indemnitee shall, within ten (10) calendar days after receipt of notice of the commencement of any third party Claim against Indemnitee, for which indemnity may be sought, notify Indemnitor; provided, however, that the failure to provide such notice shall not relieve Indemnitor of its indemnity obligations, unless the Indemnitor is prejudiced by such delay. Unless otherwise agreed, Indemnitor shall assume the defense of any such Claim with reputable counsel. Indemnitee will cooperate with Seller in the defense of such action as Seller may reasonably request. Buyer shall have the right to participate in such defense and any related settlement discussions, but at its own cost and expense.

13. LIMITATION ON LIABILITY. Except set forth in other sections of this Agreement, neither party shall be liable to the other for incidental, consequential, punitive or exemplary damages whether in tort, contract, breach of this agreement or any warranty or any other theory.

14. WAIVER. The failure of either party to insist in any one or more instances upon strict performance of any of the provisions of the Agreement or to take advantage of any of its rights shall not operate as a continuing waiver of such rights.

15. NO INTENDED THIRD-PARTY BENEFICIARIES. There are no intended third-party beneficiaries of this Agreement.

16. ASSIGNMENT. This Agreement may be assigned by Buyer and shall pass in full force and effect to any successor in interest to Buyer.

17. GOVERNING LAW; VENUE; NOTICES. This AGREEMENT shall be governed by the laws of the State of Tennessee, without reference to choice of law rules or to the Convention on Contracts for the International Sale of Goods. Any dispute arising under, in connection with, or incident to this

Agreement or about its interpretation will be resolved exclusively in in the state courts for Shelby County, Tennessee or the federal courts for the Western District of Tennessee. Seller irrevocably submits to those courts’ venue and jurisdiction. Seller waives all defenses of lack of personal jurisdiction and forum non-conveniens. A final judgment in any such suit or action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. All notices shall be deemed sufficient if sent by U.S. mail addressed to the party at the place of business referred to above, with copy to 6400 Poplar Avenue, Memphis, TN 38197, Attn: General Counsel—Containerboard.

18. COMPLIANCE WITH LAWS, RULES AND REGULATIONS. Seller shall comply with all applicable laws, regulations and ordinances and shall maintain in effect all the licenses, permissions, authorizations, consents and permits that it needs to carry out its obligations under this Agreement.

19. POLICY COMPLIANCE. Seller agrees to comply with and require its employees, contractors and agents to comply with Buyer’s Third Party Code of Conduct, as well as Buyer’s policies, rules and directions regarding safety, security and appropriate conduct on Buyer’s premises or delivery points and toward Buyer’s employees. Buyer’s Third Party Code of Conduct is attached hereto as Exhibit 3 and may also be found at:

http://www.internationalpaper.com/
company/suppliers/third-party-code-of-conduct

Seller shall be responsible for notifying any of Seller’s parent, subsidiary and affiliated companies of this Third Party Code of Conduct and its expectations.

20. SAFETY. Seller and its subcontractors shall comply with all local, state, and federal health and safety laws and regulations applicable to Seller in the performance of its services hereunder, including, but not limited to the Occupational Safety and Health Act of 1970 and its amendments and regulations. While on Buyer’s premises, Seller and its subcontractors shall comply with Buyer’s site-specific regulations and shall ensure that all of its employees, subcontractors and agents have a safe work environment. Seller shall establish and instruct its employees in good practices of safety and hygiene and enforce observance of the same. Seller shall comply with all standards set forth by OSHA Hazard Communications Standard. Seller is solely responsible for the safety of Seller’s employees or subcontractors and the means and methods employed by its employees or subcontractors in performing the services contemplated herein, and agree that Buyer shall have no such responsibility. In the event an employee of Seller or one of its subcontractors is injured while on Buyer’s premises, Seller shall (i) immediately notify Buyer of the time, nature, and severity of the injury, (ii) at its own cost and expense cause to be performed an investigation into the “root cause” of the injury by a competent investigator, and (iii) provide Buyer with a copy of the investigation report. The report shall include an explanation of causation of the accident and the steps Seller or its subcontractor is taking to avoid a similar accident from occurring. Seller shall also provide Buyer with periodic updates on the recovery of the injured individual until such time as he or she returns to work. In the event Buyer elects to perform its own investigation, or requests that a joint investigation be performed, Seller shall cooperate and actively assist in such an effort. In addition to the above, if an employee of Seller or one of its subcontractors experiences a “near miss” that could have resulted in serious injury while on Buyer’s premises, Seller shall investigate the incident and report to Buyer its findings and the steps that Seller will take to avoid a repeat incident.

21. INDEPENDENT CONTRACTOR STATUS. Except as provided below, no relationship of employer-employee or master and servant is intended, nor shall it be construed, to exist between Seller and Buyer, or between Buyer and any servant, agent, employee and/or supplier of Seller. Seller shall select and pay its own servants, agents, employees, suppliers and/or subcontractors and neither Seller nor its servants, agents, employees, suppliers or subcontractors shall be subject to any orders, supervision or control of Buyer.

In Louisiana, for work and/or services performed by Seller at Buyer’s owned or leased sites, it is further agreed between Seller and Buyer that the work being performed by Seller is part of Buyer’s trade, business or occupation, and the work performed by Seller pursuant to this Agreement is an integral part of and essential to the ability of Buyer to generate Buyer’s goods, products and/or services. Accordingly, pursuant to La. R.S. 23:1061, Buyer is the statutory employer of Seller’s employees, including both direct and statutory employees, performing work under this Agreement. Seller assumes full responsibility for supervising and directing its employees.

22. MODIFICATION; MERGER. These Terms and Conditions may be modified or revised only by a writing signed by authorized agents of the parties. Unless the goods covered by this Agreement are the subject of a written contract between the parties, the Agreement, including these Terms and Conditions, shall constitute the entire agreement between the parties and there are no understandings, agreements or representations, express or implied, not specified herein.